Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-196486

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Convertible Senior Notes due 2019	$201,250,000(2)	100.00%	$201,250,000	$25,921.00(1)
Common Stock, par value $0.001 per share, underlying Convertible Senior Notes due 2019	(3)	(3)	(3)	(4)
Series A Junior Participating Cumulative Preferred Stock Purchase Rights(5)	—	—	—	—

(1)	This filing fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-196486).
(2)	Equals the aggregate principal amount of Convertible Senior Notes due 2019 (the “Convertible Notes”) to be registered hereunder, including $26,250,000 in aggregate principal amount of Convertible Notes that may be offered and sold pursuant to the exercise in full of the underwriters’ option to cover overallotments.
(3)	Includes shares of common stock issuable upon conversion of the registered Convertible Notes. No separate consideration will be received for any shares of common stock so issued upon conversion. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar capital adjustments.
(4)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the Convertible Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege.
(5)	Includes the rights to purchase Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the registrant that are attached to all shares of common stock issued pursuant to the terms of the registrant’s Shareholder Rights Agreement, dated November 14, 2008, as amended on September 25, 2009. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such common stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for common stock.

Prospectus

$175,000,000

2.00% Convertible Senior Notes due 2019

Interest payable June 15 and December 15

We are offering $175,000,000 principal amount of our 2.00% Convertible Senior Notes due 2019, or the notes. The notes will bear interest at a rate of 2.00% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014. The notes will mature on June 15, 2019, unless earlier purchased, redeemed or converted.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2019 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on and including the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events described below. On or after March 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus.

The conversion rate will initially be 21.5019 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $46.51 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to June 20, 2017. We may redeem the notes, at our option, in whole or in part, (1) on or after June 20, 2017 if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within five trading days prior to the date on which we provide notice of redemption and (2) on or after June 20, 2018 regardless of the sale price condition described above, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to purchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future liabilities of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “PODD.” The last reported sale price of our common stock on The NASDAQ Global Select Market on June 2, 2014 was $35.11 per share.

See “Risk factors” beginning on page 9 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per note	Total
Public offering price(1)	$1,000	$175,000,000
Underwriting discounts and commissions(2)	$30	$5,250,000
Proceeds, before expenses, to us(2)	$970	$169,750,000

(1)	Plus accrued interest, if any, from June 9, 2014

(2)	See “Underwriting” for a description of the arrangements under which the underwriter will reimburse us for approximately $1.8 million in respect of our out-of-pocket expenses associated with the fees of the financial advisors. To the extent the over-allotment option granted to the underwriter described below is exercised, the fees payable to the financial advisors (and the corresponding expense reimbursement to us from the underwriter) will be proportionately increased.

We have granted the underwriter the right to purchase, exercisable within a 30-day period, up to an additional $26,250,000 principal amount of notes, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company for the accounts of its participants on or about June 9, 2014.

Sole Book-Running Manager

J.P. Morgan

Financial Advisors to Insulet Corporation

J. Wood Capital Advisors	Perella Weinberg Partners

June 4, 2014.

We have not and the underwriter has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where you can find more information” and “Incorporation of certain documents by reference.”

Unless expressly stated otherwise, all references in this prospectus to “the Company,” “Insulet,” “we,” “us,” “our” or similar references mean Insulet Corporation and its subsidiaries on a consolidated basis.

We have registered the trademarks INSULET, OMNIPOD and the OMNIPOD design with the U.S. Patent and Trademark Office on the Principal Register. This prospectus also includes or incorporates by reference trademarks, service marks and trade names of other companies, which are the property of their respective owners.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated by reference herein and therein contain, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may, in some cases, use words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	risks associated with our dependence on the OmniPod System;

•	our ability to reduce production costs and increase customer orders and manufacturing volumes;

•	adverse changes in general economic conditions;

•	impact of healthcare reform laws;

•	our inability to raise additional funds in the future on acceptable terms or at all;

•	potential supply problems or price fluctuations with sole source or third-party suppliers on which we are dependent;

•	risks related to the establishment of competitive bidding programs for diabetes testing supplies and conventional insulin pumps;

•	failure to retain supplier pricing discounts and achieve satisfactory gross margins;

•	failure to retain key supplier and payor partners;

•	international business risks;

•

our inability to secure or retain adequate coverage or reimbursement for the OmniPod System by third-party payors and potential adverse changes in reimbursement rates or policies relating to the OmniPod System;

•	failure to retain key payor partners and their members;

•	failure to retain and manage successfully our Medicare and Medicaid business;

•	potential adverse effects resulting from competition with competitors;

•	technological change and product innovation adversely affecting our business;

•	potential termination of our license to incorporate a blood glucose meter into the OmniPod System or our inability to enter into new license agreements;

•	our ability to protect our intellectual property and other proprietary rights;

•	conflicts with the intellectual property of third-parties, including claims that our current or future products infringe or misappropriate the proprietary rights of others;

ii

•	adverse regulatory or legal actions relating to the OmniPod System;

•	failure of our contract manufacturers or component suppliers to comply with the U.S. Food and Drug Administration’s quality system regulations;

•

the potential violation of federal or state laws prohibiting “kickbacks” or protecting the confidentiality of patient health information, or any challenge to or investigation into our practices under these laws;

•	product liability lawsuits that may be brought against us;

•	reduced retention rates of our customer base;

•	unfavorable results of clinical studies relating to the OmniPod System or the products of our competitors;

•	potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System;

•	the concentration of substantially all of our operations at a single location in China and substantially all of our inventory at a single location in Massachusetts;

•	our ability to attract and retain personnel;

•	our ability to manage our growth;

•	fluctuations in quarterly results of operations;

•	risks associated with potential future acquisitions or investments in new businesses;

•	our ability to generate sufficient cash to service all of our indebtedness;

•	the expansion of our distribution network;

•	our ability to successfully maintain effective internal control over financial reporting;

•	the volatility of the market price of our common stock;

•	risks related to future sales of our common stock or the conversion of our 3.75% convertible senior notes due 2016 (the “2016 notes”);

•	potential limitations on our ability to use our net operating loss carryforwards;

•	anti-takeover provisions in our organizational documents; and

•

other risks and uncertainties described in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2014 in the section entitled “Risk Factors,” and in our other filings from time to time with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements.

iii

Prospectus summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. We encourage you to read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making an investment decision.

Our business

We are a medical device company that is primarily engaged in the development, manufacturing and sale of our proprietary OmniPod Insulin Management System (the “OmniPod System”), an innovative, discreet and easy-to-use insulin infusion system for people with insulin-dependent diabetes. The OmniPod System is the only commercially-available insulin infusion system of its kind. The OmniPod System features a unique disposable tubeless OmniPod, which is worn on the body for approximately three days at a time, and our handheld, wireless Personal Diabetes Manager (“PDM”). Conventional insulin pumps require people with insulin-dependent diabetes to learn to use, manage and wear a number of cumbersome components, including up to 42 inches of tubing. In contrast, the OmniPod System features only two discreet, easy-to-use devices that eliminate the need for a bulky pump, tubing and separate blood glucose meter, provides for virtually pain-free automated cannula insertion, communicates wirelessly and integrates a blood glucose meter. We believe that the OmniPod System’s unique proprietary design offers significant lifestyle benefits to people with insulin-dependent diabetes.

To support our sales of the OmniPod System, in June 2011, we acquired Neighborhood Holdings, Inc. and its wholly-owned subsidiaries (collectively, “Neighborhood Diabetes”) in order to expand our full suite diabetes management product offerings and obtain access to a larger number of insulin dependent patients. Through Neighborhood Diabetes, we are able to provide customers with blood glucose testing supplies, insulin pumps, pump supplies and pharmaceuticals and have the ability to process claims as either durable medical equipment or through pharmacy benefits.

The U.S. Food and Drug Administration, or FDA, approved the OmniPod System in January 2005. We began commercial sale of the OmniPod System in the United States in October 2005. We sell the OmniPod System and other diabetes management supplies in the United States through direct sales to customers or through our distribution partners. The OmniPod system is available in multiple countries in Europe through our exclusive distribution partner, Ypsomed Distribution AG (“Ypsomed”) and in Canada through our exclusive distribution partner GlaxoSmithKline (“GSK”). Under these distribution agreements, we supply OmniPods and PDMs to Ypsomed and GSK, and they are responsible for the sale to the customer, including distribution, reimbursement and customer support. In August 2011 we received CE Mark approval, and in December 2012 we received 510(k) clearance from FDA for the new OmniPod System. The new OmniPod System maintains all of the features of the original OmniPod System but is approximately one-third smaller in size and one-quarter lighter in weight. We began selling the new OmniPod to new customers in the United States in the first quarter of 2013 and began converting our existing customer base during the second quarter of 2013. We completed the transition of our U.S. customer base to the new OmniPod System as of December 31, 2013.

On May 7, 2014, we reported our financial results for the period ended March 31, 2014. During the three months ended March 31, 2014, our revenue increased 21% to $69.2 million, compared to $57.4 million for the three months ended March 31, 2013. Gross profit for the three months ended March 31, 2014 was $32.8 million, representing a 47% gross margin, compared to a gross profit of $25.2 million, or a 44% gross margin, for the three months ended March 31, 2013. Operating loss for the three months ended March 31, 2014 was $1.9 million, a 70% improvement compared to an operating loss of $6.2 million for the three months ended March 31, 2013. Total operating expenses were $34.7 million for the three months ended March 31, 2014, compared to $31.4 million for the three months ended March 31, 2013. Other expense, net was $4.2 million for the three months ended March 31, 2014 compared to $4.3 million for the same period in 2013. Net loss for the first quarter of 2014 was $6.1 million, or $0.11 per share, compared to a net loss of $10.7 million, or $0.20 per share, for the first quarter of 2013.

Our corporate information

Insulet Corporation is a Delaware corporation formed in 2000. Our principal offices are located at 9 Oak Park Drive, Bedford, Massachusetts 01730, and our telephone number is (781) 457-5000. Our website address is http://www.insulet.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

The offering

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer only to Insulet Corporation and not to its consolidated subsidiaries.

Issuer	Insulet Corporation, a Delaware corporation.

Securities	$175,000,000 principal amount of 2.00% Convertible Senior Notes due 2019 (plus up to an additional $26,250,000 principal amount to cover over-allotments).

Maturity	June 15, 2019, unless earlier purchased, redeemed or converted.

Interest	2.00% per year. Interest will accrue from June 9, 2014 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the notes—Events of default.”

Conversion rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 15, 2019, in multiples of $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day; or

•

during the five business day period after any five consecutive trading day period, or the measurement period, in which the “trading price” (as defined under “Description of the notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•

if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the notes called for redemption; or

•	upon the occurrence of specified corporate events described under “Description of the notes—Conversion rights—Conversion upon specified corporate events.”

On or after March 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 21.5019 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $46.51 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as described herein). See “Description of the notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to the maturity date we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at our option	We may not redeem the notes prior to June 20, 2017. We may redeem the notes, at our option, in whole or in part, (1) on or after June 20, 2017 if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption and (2) on or after June 20, 2018 regardless of the sale price condition described above, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of redemption not less than 40 nor more than 60 calendar days before the redemption date to the trustee, the paying agent and each holder of notes. See “Description of the notes—Optional redemption.”

Fundamental change

If we undergo a “fundamental change” (as defined in this prospectus under “Description of the notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, holders may require us to purchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding the fundamental change purchase date. See “Description of the notes—Fundamental change permits holders to require us to purchase notes.”

Additional amounts	If we consolidate with or merge with or into, or sell, convey, transfer or lease our consolidated properties and assets substantially as an entirety to, another company and the resulting, surviving or transferee company is not organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (such company or any successor thereto, the ‘‘surviving entity’’), then all payments made by the surviving entity under or with respect to the notes will be made without withholding or deduction for taxes unless the surviving entity is legally required to do so, in which case, subject to certain exceptions and limitations, the surviving entity will pay such additional amounts as may be necessary so that the net amount received by beneficial owners of the notes after such withholding or deduction shall equal the amount that would have been received in the absence of such withholding or deduction.

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future liabilities of our subsidiaries.

As of March 31, 2014, we and our subsidiaries had total consolidated indebtedness of $151.2 million (none of which was secured), and our subsidiaries had $8.2 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles, or GAAP) to which the notes would have been structurally subordinated. As of March 31, 2014 after giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option and no repurchase of our 2016 notes), our total consolidated indebtedness would have been $326.2 million.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $169.3 million (or $194.7 million if the underwriter exercises its over-allotment option in full), after deducting the underwriter’s discount and estimated offering expenses payable by us (after giving effect to the expense reimbursement to us from the underwriter). See “Underwriting”. We intend to use approximately $120 million of the net proceeds of this offering to repurchase approximately $86 million principal amount of our outstanding 2016 notes from holders of these notes in privately negotiated transactions, which repurchases are expected to occur concurrently with this offering. The amount paid to repurchase these notes includes approximately $1.6 million of accrued interest. We intend to use the remainder of the net proceeds from this offering for general corporate purposes, which may include financing redemptions, repurchases and/or the settlement of conversions of the 2016 notes. See “Use of proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax considerations	For U.S. federal income tax considerations relating to the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. federal income tax considerations.”

Risk factors	See “Risk factors” beginning on page 9 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

NASDAQ Global Select Market symbol for our common stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol “PODD.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association.

Summary historical and unaudited consolidated financial data

The summary historical consolidated financial data as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 are derived from our audited consolidated financial statements and the related notes, which are incorporated by reference herein. The summary historical consolidated financial data as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 have been derived from our unaudited consolidated financial statements and the related notes, which are incorporated by reference herein. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited summary historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Historical results are not necessarily indicative of the results to be expected in the future.

The following summary information should be read in conjunction with “Capitalization.” In addition, this information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each of which is incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

	Year ended December 31,			Three months ended March 31,
(in thousands, except share and per share data)	2011	2012	2013	2013	2014

Consolidated statements of operations data:
Revenue	$152,255	$211,369	$247,084	$57,356	$69,161
Cost of revenue	85,543	119,033	134,683	32,201	36,353

Gross profit	66,712	92,336	112,401	25,155	32,808

Operating expenses:
Research and development	21,863	24,359	21,765	4,396	6,779
General and administrative	44,083	51,240	64,077	13,094	14,259
Sales and marketing	43,233	52,708	55,694	13,871	13,656

Total operating expenses	109,179	128,307	141,536	31,361	34,694

Operating loss	(42,467)	(35,971)	(29,135)	(6,206)	(1,886)

Other expense, net	(14,576)	(15,684)	(15,739)	(4,328)	(4,193)
Income tax benefit (expense)	11,212	(212)	(100)	(131)	(65)

Net loss	$(45,831)	$(51,867)	$(44,974)	$(10,665)	$(6,144)

Net loss per share basic and diluted	$(0.98)	$(1.08)	$(0.83)	$(0.20)	$(0.11)

Weighted-average number of shares used in calculating net loss per share	46,689,880	47,924,324	54,010,887	53,052,400	55,089,028

	As of December 31,		As of March 31, 2014
(in thousands)	2012	2013

Consolidated balance sheet data:
Cash and cash equivalents	$57,293	$149,727	$145,614
Working capital	61,650	155,824	156,739
Total assets	198,059	287,955	288,528
Current portion of long-term debt and capital lease obligations	14,429	2,637	2,752
Long-term debt and capital lease obligations	103,730	119,041	120,934
Other long-term liabilities	1,867	1,943	1,984
Total stockholders’ equity	44,176	124,597	122,492

Risk factors

An investment in our notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and the information contained in all of the documents that are incorporated by reference herein. See “Incorporation of documents by reference.” The risks and uncertainties described below and incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations would suffer. In that event, the value of the notes and the market or trading price of our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements.”

Risks related to the notes and this offering

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our indebtedness that is not so subordinated, including our 2016 notes, which have an outstanding principal amount of $143.75 million (and of which we expect $57.5 million to be remaining after the application of the net proceeds from the offering) as of March 31, 2014; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2014, we and our subsidiaries had total consolidated indebtedness of $151.2 million (none of which was secured), and our subsidiaries had $8.2 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of March 31, 2014 after giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option and no repurchase of our 2016 notes), our total consolidated indebtedness would have been $326.2 million.

The notes are our obligations only and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries. Accordingly, our ability to service our debt, including the notes, may depend in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

We may not be able to generate sufficient cash to service all of our indebtedness. We may be forced to take other actions to satisfy our obligations under our indebtedness or we may experience a financial failure.

Our ability to make scheduled payments on or to refinance our debt obligations, including our outstanding 2016 notes that will remain outstanding after this offering and the notes offered hereby, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our future debt agreements. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or obtain sufficient proceeds from those dispositions to meet our debt service and other obligations then due.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we anticipate using the net proceeds from the offering as described under “Use of proceeds,” we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not increase our profitability or market value.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may incur substantial additional debt in the future, some of which may be secured debt and/or structurally senior debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.

Holders of the notes will have the right to require us to purchase their notes upon the occurrence of a fundamental change at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of the notes—Fundamental change permits holders to require us to purchase notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of the notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make purchases of notes surrendered therefor or notes being converted. In addition, our ability to purchase the notes or to pay cash upon conversions of the notes may be limited by law, regulatory authority or agreements governing our future indebtedness. Our failure to purchase notes at a time when the purchase is required by the indenture or to pay any cash payable upon future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, including the indenture governing our 2016 notes that remain outstanding after this offering. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share) or we are unable to take advantage of the procedures described in “Description of the notes—Exchange in lieu of conversion,” we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes and the 2016 notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes and the 2016 notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes and the 2016 notes is that the equity component of such notes is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as debt discount for purposes of accounting for the debt component of such notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes and the 2016 notes to their face amount over the term of the applicable series of notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s non-convertible interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes and the 2016 notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of such notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes or the 2016 notes, as applicable, exceeds their respective principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes or the 2016 notes, then our diluted earnings per share would be adversely affected.

Future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price and adversely impact the trading price of the notes.

If our existing stockholders or their distributees sell substantial amounts of our common stock, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the trading price of our common stock and the trading price of the notes. Sales of our common stock may affect the price of our common stock or the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and restricted stock units and upon conversion of the notes and the 2016 notes . We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance or sale of substantial amounts of common stock, or the perception that such issuances or sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could delay your opportunity to convert the notes and may result in you receiving less than the value of the cash, our common stock or a combination thereof into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2019, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and, even if the specific conditions are met, you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder of notes will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 25 trading day observation period. As described under “Description of the notes—Settlement upon conversion,” this period would be (1) subject to clause (2), if the relevant conversion date occurs prior to March 15, 2019, the 25 consecutive trading day period beginning on, and including, the second trading day after such conversion date; (2) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of the notes—Optional redemption” and prior to the relevant redemption date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding such redemption date; and (3) if the relevant conversion date occurs on or after March 15, 2019, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of the notes—Fundamental change permits holders to require us to purchase notes,” “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “Description of the notes— Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $180.00 per share or less than $35.10 per share (in each case, subject to adjustment), the conversion rate will not be increased. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 28.4900 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, absent the occurrence of a fundamental change or a make-whole fundamental change as described under “Description of the notes—Fundamental change permits holders to require us to purchase notes” or “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” changes in the composition of our board of directors will not provide holders with the right to require us to repurchase the notes or to an increase in the conversion rate upon conversion.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material

U.S. federal income tax considerations.” If you are a non-U.S. holder (as defined in “Material U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See “Material U.S. federal income tax considerations.”

Risks related to our common stock

The price of our common stock may be volatile.

The market price of our common stock is affected by a number of factors, including:

•	failure to maintain and increase production capacity and reduce per unit production costs;

•	changes in the availability of third-party reimbursement in the United States or other countries;

•	volume and timing of orders for the OmniPod System;

•	developments in administrative proceedings or litigation related to intellectual property rights;

•	issuance of patents to us or our competitors;

•	the announcement of new products or product enhancements by us or our competitors;

•	the announcement of technological or medical innovations in the treatment or diagnosis of diabetes;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	developments in our industry;

•	publication of clinical studies relating to the OmniPod System or a competitor’s product;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

At times, the fluctuations in the market price of our common stock have been unrelated or disproportionate to our operating performance. These forces reached unprecedented levels in the second half of 2008, resulting in the bankruptcy or acquisition of, or government assistance to, several major domestic and international financial institutions and a material decline in economic conditions. In particular, the U.S. equity markets experienced significant price and volume fluctuations that have affected the market prices of equity securities of many technology companies. Broad market and industry factors such as these could materially and adversely affect the market price of our stock, regardless of our actual operating performance.

Anti-takeover provisions in our organizational documents, our shareholder rights plan and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of our common stock;

•	provide for a classified board of directors, with each director serving a staggered three-year term;

•	prohibit our stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

•	provide for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors; and

•	require advance written notice of stockholder proposals and director nominations.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company.

In addition, in November 2008, our board of directors adopted a shareholder rights plan, implementing what is commonly known as a “poison pill.” This poison pill significantly increases the costs that would be incurred by an unwanted third-party acquirer if such party owns or announces its intent to commence a tender offer for 15% or more of our outstanding common stock or otherwise “triggers” the poison pill by exceeding the applicable stock ownership threshold. The existence of this poison pill could delay, deter or prevent a takeover of us. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock and the notes to decline.

We may experience significant fluctuations in our quarterly results of operations, which could adversely affect the price of our common stock and the notes.

The fluctuations in our quarterly results of operations have resulted, and may continue to result, from numerous factors, including:

•	delays in shipping due to capacity constraints;

•	practices of health insurance companies and other third-party payors with respect to reimbursement for our current or future products;

•	market acceptance of the OmniPod System;

•	our ability to manufacture the OmniPod efficiently;

•	timing of regulatory approvals and clearances;

•	new product introductions;

•	competition; and

•	timing of research and development expenditures.

These factors, some of which are not within our control, may cause the price of our stock and the notes to fluctuate substantially. In particular, if our quarterly results of operations fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly, which would adversely impact the trading price of the notes. We believe the quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of our company.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of the notes,” and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of our company and the removal of incumbent management that might otherwise be beneficial to investors.

Conversion of the notes or the 2016 notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their notes.

The conversion of some or all of the notes or the 2016 notes may dilute the ownership interests of existing shareholders. Any sales in the public market of any of our common stock issuable upon conversion of such notes could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes or the 2016 notes into a combination of cash and shares of our common stock could depress the price of our common stock.

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for the development, operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Our ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses may be limited by prior changes in our ownership, and may be further limited by the issuance of common stock in connection with notes issued in this offering, or by the consummation of other transactions. As a result, if we earn taxable income, our ability to use net operating loss carryforwards to offset that income may be subject to limitations, which could potentially result in increased tax liabilities for us.

Ratio of earnings to fixed charges

The following table presents our ratio of earnings to fixed charges for each of the years ended December 31, 2009 through 2013 and the three-months ended March 31, 2013 and 2014, respectively:

	Year ended December 31,					Three months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
Deficiency of earnings to cover fixed charges (in thousands)	$(72,450)	$(61,361)	$(57,447)	$(52,288)	$(45,166)	$(10,636)	$(6,118)
Ratio of earnings to fixed charges(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)

(1)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of loss before income taxes plus fixed charges. Earnings were insufficient to cover fixed charges by $72.5 million in 2009, $61.4 million in 2010, $57.4 million in 2011, $52.3 million in 2012, $45.2 million in 2013, $10.6 million in the three months ended March 31, 2013 and $6.1 million in the three months ended March 31, 2014.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $169.3 million (or $194.7 million if the underwriter exercises its option to purchase additional notes in full), after deducting the underwriter’s discount and estimated offering expenses payable by us (after giving effect to the expense reimbursement to us from the underwriter). See “Underwriting.” We intend to use approximately $120 million of the net proceeds of this offering to repurchase approximately $86 million principal amount of our outstanding 2016 notes from holders of these notes in privately negotiated transactions, which repurchases are expected to occur concurrently with this offering. The amount paid to repurchase these notes includes approximately $1.6 million of accrued interest. We intend to use the remainder of the net proceeds for general corporate purposes, which may include financing redemptions, repurchases, and/or the settlement of conversions of the 2016 notes. Pending any use, as described above, we intend to invest the proceeds in investment grade, short-term, interest bearing securities.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of the notes (assuming no exercise of the underwriter’s over-allotment option after deducting the underwriter’s discount and estimated offering expenses payable by us (after giving effect to the expense reimbursement to us from the underwriter). See “Use of proceeds” and “Underwriting.”

You should read this table in conjunction with “Use of proceeds” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each of which is incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

	As of March 31, 2014
(in thousands, except share and per share data)	Actual	As adjusted

Cash and cash equivalents	$145,614	$195,408	(1)

3.75% convertible senior notes due 2016(2)	143,750	57,511	(1)
Notes offered hereby(2)	—	175,000
Capital lease obligations	7,409	7,409
Other long-term liabilities	1,984	1,984

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; no shares issued, outstanding and as adjusted	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized; 55,261,626 shares issued, outstanding and as adjusted(3)	55	55
Additional paid-in capital(4)	655,106	655,106
Accumulated deficit	(532,669)	(532,669)

Total stockholders’ equity	122,492	122,492

Total capitalization	$275,635	$364,396

(1)	Includes the proceeds of the sale of the notes (net of underwriter’s discount and estimated offering expenses from the offering of the notes and after giving effect to the expense reimbursement to us from the underwriter as described in “Use of proceeds”) of approximately $169.3 million. Also reflects the use of approximately $119.5 million of net proceeds from the sale of the notes to repurchase approximately $86.2 million principal amount of the 2016 notes.

(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for our 2016 notes and the notes offered hereby is the aggregate principal amount of the notes and the 2016 notes and does not reflect the debt discount, fees and expenses that we have recognized with respect to our 2016 notes or will be required to recognize with respect to the notes offered hereby.

(3)	The common stock shown in the table above excludes 1,722,082 shares of our common stock to be issued upon exercise of options (not including restricted stock units) having a weighted-average exercise price of $19.59 per share, an aggregate of 1,024,695 unvested restricted stock units and 2,611,309 additional shares of our common stock reserved for future issuance under our equity incentive plans, in each case, as of March 31, 2014. In addition, the common stock shown excludes the shares of common stock reserved for issuance upon conversion of the notes offered by this prospectus and our 2016 notes.

(4)	Additional paid-in capital may be further affected by the deferred tax effect associated with the conversion feature of the notes.

Price range of common stock and dividend policy

Our common stock has been listed on The NASDAQ Global Select Market under the trading symbol “PODD” since our initial public offering on May 15, 2007. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low sales prices of our common stock, as reported by The NASDAQ Global Select Market, for each of the periods listed.

	High	Low

Year ending December 31, 2014
Second quarter (through June 3, 2014)	$49.55	$31.25
First quarter	51.31	35.52

Year ended December 31, 2013
Fourth quarter	$40.50	$34.02
Third quarter	37.96	30.18
Second quarter	32.00	23.50
First quarter	25.99	20.87

Year ended December 31, 2012
Fourth quarter	$22.35	$18.50
Third quarter	22.36	17.95
Second quarter	21.73	16.85
First quarter	21.00	17.35

The last reported sale price of our common stock on The NASDAQ Global Select Market on June 3, 2014 was $35.10 per share. As of May 29, 2014, we had approximately 16 holders of record of our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings for the development, operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Whether or not to declare any dividends will be at the discretion of our board of directors, considering then-existing conditions, including the terms of our credit arrangements as well as our financial condition and results of operations, capital requirements, business prospects and other factors that our board of directors considers relevant.

Description of the notes

We will issue the notes under an indenture to be dated as of the date of initial issuance of the notes, or the indenture, between us and Wells Fargo Bank, National Association, as trustee, or the trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

You may request a copy of the indenture from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Insulet Corporation and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $175.0 million (or $201.25 million if the underwriter’s over-allotment option is exercised in full);

•	bear cash interest from June 9, 2014 at an annual rate of 2.00% payable on June 15 and December 15 of each year, beginning on December 15, 2014;

•

be subject to redemption at our option, in whole or in part (1) on or after June 20, 2017 if the last reported sale price per share of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption and (2) on or after June 20, 2018 regardless of the sale price condition listed above, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to purchase notes”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date;

•	will mature on June 15, 2019, unless earlier converted, redeemed or purchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 21.5019 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $46.51 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion rights—Settlement upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt, including secured debt, that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk factors—Risks related to the notes and this offering—Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.”

We use the term “note” in this prospectus to refer to each $1,000 principal amount of notes. We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and cancellation

We will cause all notes surrendered for payment, purchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation and they will no longer be considered “outstanding” under the indenture upon their repurchase and delivery for cancellation. All notes delivered to the trustee will be cancelled promptly by the trustee in accordance with the terms of the indenture. Except with respect to notes surrendered for registration or transfer or exchange in accordance with the terms of the indenture, no notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the holders of the notes. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their purchase.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay (or cause the paying agent to pay) the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as the place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon written application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application will remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of the depositary. See “Book-entry, settlement and clearance.” No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required purchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 2.00% per year until maturity. Interest on the notes will accrue from June 9, 2014 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required purchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not (1) a day on which the banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed or (2) a day on which the Corporate Trust Office is authorized or obligated by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Additional amounts

If we consolidate with or merge with or into, or sell, convey, transfer or lease our consolidated properties and assets substantially as an entirety to, another company and the resulting, surviving or transferee company is not organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (such company or any successor thereto, the “surviving entity”), then all payments and deliveries made by, or on behalf of, the surviving entity under or with respect to the notes, including, but not limited to, payments of principal (including, if applicable, the redemption price and the fundamental change purchase price), payments of interest and deliveries of common stock or other reference property and/or payments of cash, in each case, upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a taxing authority within any jurisdiction in which the surviving entity is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “relevant taxing jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the surviving entity will pay such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting or withholding any taxes on the additional amounts) will equal the amounts that would have been received by such beneficial owner had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1)	for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)	the existence of any present or former connection between the holder or beneficial owner of such note and the relevant taxing jurisdiction, other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of (including the redemption price and the fundamental change purchase price, if applicable) and interest on, such note or the delivery of common stock and other reference property and/or payments of cash, in each case, upon conversion of such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii)	the failure of the holder or beneficial owner to comply with a timely request from the surviving entity to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant taxing jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant taxing jurisdiction in order to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable to such holder or beneficial owner;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments under or with respect to the notes;

(d)

any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance implementing FATCA in any jurisdiction, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(e)	any combination of taxes referred to in the preceding clauses (a), (b), (c) or (d),

(2)	with respect to any payment of the principal of (including the redemption price and the fundamental change purchase price, if applicable) and interest on, such note or the delivery of common stock or other reference property and/or payments of cash, in each case, upon conversion of such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

In the event that (i) the taxing authority of a relevant taxing jurisdiction determines that amounts should have been withheld or deducted in respect of any payments or deliveries under or with respect to the notes in excess of any amounts that were actually withheld or deducted by the surviving entity, and (ii) the surviving entity would have been required to pay additional amounts if such amounts had been withheld or deducted, then the surviving entity will indemnify the beneficial owner, on an after-tax basis, for any and all losses incurred as a result of its failure to make such withholdings and deductions and to pay additional amounts; provided that (i) only direct losses (and no consequential losses or damages) shall be recoverable hereunder, (ii) no indemnification shall be required hereunder unless and after the beneficial owner has exhausted all reasonable remedies available to it to reduce or eliminate the amount of such losses, and (iii) as a condition of such indemnification the beneficial owner shall reasonably assist the surviving entity in any attempt the surviving entity may make to seek to secure a reduction or refund of any such amounts, which reduction or refund shall be for the account of the surviving entity to the extent of any indemnification previously provided to the beneficial owner.

If the surviving entity is required to make any deduction or withholding from any payments with respect to the notes, the surviving entity will deliver to the trustee official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted.

Whenever there is mentioned in any context the delivery of common stock or other reference property and/or payments of cash, in each case, upon conversion of any note or the payment of principal of (including the redemption price and the fundamental change purchase price, if applicable) and interest on, any note or any other amount payable with respect to such note, such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

To replace first paragraph under “Description of the notes—Consolidation, merger and sale of assets.”

The indenture will provide that we will not consolidate with or merge with or into, or sell, convey, transfer or lease our consolidated properties and assets substantially as an entirety to, another person unless (i) if we are not the resulting, surviving or transferee corporation, the resulting, surviving or transferee person is (1) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (2) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of Switzerland, the Republic of Ireland or the United Kingdom, and such company (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts, as set forth above under ‘‘—Additional amounts’’); (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and (iii) other conditions specified in the indenture are met. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee company (if not us) will succeed to, and may exercise every right and power of, ours under the indenture, and we will be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with any of our indebtedness that is not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior to all existing and future liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2014, we and our subsidiaries had total consolidated indebtedness of $151.2 million (none of which was secured), and our subsidiaries had $8.2 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of March 31, 2014 after giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option and no repurchase of the 2016 notes), our total consolidated indebtedness would have been $326.2 million.

See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.”

Optional redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 20, 2017, the notes will not be redeemable. On or after June 20, 2017, we may redeem for cash all or part of the notes if the last reported sale price per share of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. On or after June 20, 2018, we may redeem for cash all or part of the notes regardless of the foregoing sale price condition. In the case of any optional redemption, we will provide not less than 40 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and we will redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method as the Trustee shall deem fair and appropriate (and in accordance with DTC’s applicable procedures).

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•

issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 calendar days before the mailing of a notice of redemption and ending at the close of business on the date of such mailing to all holders of notes to be redeemed; or

•	register the transfer of or exchange of any notes so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 15, 2019, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon redemption,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after March 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at the conversion rate at any time irrespective of the foregoing conditions. The conversion rate will initially be 21.5019 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $46.51 per share of common stock). The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of notes may convert its notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and
•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the date the corresponding interest is required to be paid under the indenture;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the date the corresponding interest is required to be paid under the indenture; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders of notes on the regular record date immediately preceding the maturity date, any redemption date or any fundamental change repurchase date as described in the bullets in the preceding paragraph will receive the full interest payment due on the maturity date or other applicable interest payment date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 15, 2019, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock on the relevant date received from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (1) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (2) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 15, 2019, a holder may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day, subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make a trading price determination.

The “trading price” per $1,000 principal amount of the notes on any date of determination will be determined based on the average of the secondary market bid quotations obtained by the bid solicitation agent for $1.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1.0 million principal amount of the notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the conversion rate on such trading day.

In connection with any conversion upon satisfaction of the above trading pricing condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are obligated to make a request to the bid solicitation agent to determine the trading price of the notes, or if we make such request to the bid solicitation agent and the bid solicitation agent does not make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate for each day either we or the bid solicitation agent fail to do so.

If the trading price condition has been met, we will so notify the holders of the notes. If, after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate, we will so notify the holders.

The trustee will initially act as the bid solicitation agent.

Conversion upon notice of redemption

If we call any or all of the notes for redemption prior to the close of business on the business day immediately preceding March 15, 2019, holders may convert notes that have been so called for redemption at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert such notes will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert its notes until the redemption price has been paid or duly provided for.

Conversion upon specified corporate events

If, prior to the close of business on the business day immediately preceding March 15, 2019, we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution,

We must notify the trustee and holders of the notes in writing at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the distribution in question.

In addition, in the event of a fundamental change or a make-whole fundamental change, a holder may surrender notes for conversion at any time from and after the 35th business day prior to the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be, until the business day immediately preceding the fundamental change purchase date corresponding to such fundamental change (or, in the case of a make-whole fundamental change that does not constitute a fundamental change by virtue of the proviso in clause (2) of the definition thereof, the 35th trading day immediately following such effective date). We must notify the trustee and holders of the notes in writing of the anticipated effective date of the fundamental change or make-whole fundamental change as the case may be as soon as practicable after we first determine the anticipated effective date of such fundamental change or make whole fundamental change, as the case may be, provided that we will not be required to give such notice more than 35 scheduled trading days in advance of such anticipated effective date.

Conversions on or after March 15, 2019

On or after March 15, 2019 a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required purchase, the holder’s right to withdraw the purchase notice and convert the notes that are subject to purchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change purchase date.

Settlement upon conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after March 15, 2019, and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions that occur after our issuance of a notice of redemption but prior to the related redemption date and any conversions occurring during the period from, and including, March 15, 2019 to the close of business on the second scheduled trading day immediately preceding the maturity date, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (1) after the date of issuance of a notice of redemption as described under “—Optional redemption” and prior to the related redemption date, in such notice of redemption or (2) on or after March 15, 2019, no later than March 15, 2019). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, will consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by $40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4.0% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 25 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PODD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner using a volume-weighted average method). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to March 15, 2019, the 25 consecutive trading day period beginning on, and including, the second trading day after such conversion date;

•

if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional redemption” and prior to the relevant redemption date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding such redemption date; and

•	if the relevant conversion date occurs on or after March 15, 2019, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (1) there is no “market disruption event” (as defined below) and (2) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (1) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “—Recapitalizations, reclassifications and changes of our common stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock will be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion rate adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and contemporaneously with common stockholders) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder divided by 1,000, without having to convert their notes.

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR´	=	CR0	X	OS´
OS0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR´	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS´	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such share split or share combination, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the applicable conversion rate will be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula:

CR´	=	CR0	X	OS0 + X
OS0 + y

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR´	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the applicable conversion rate will be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the applicable conversion rate will be decreased to the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon specified corporate events,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date of such distribution, and in determining the aggregate offering price of such shares of common stock, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends or distributions (including share splits) referred to in clause (1) or (2) above;
•	dividends or distributions paid in cash and covered by clause (4) below; and
•	spin-offs as to which the provisions set forth below in this clause (3) will apply,

then the applicable conversion rate will be increased based on the following formula:

CR´	=	CR0	X	SP0
SP0 — FMV

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR´	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable conversion rate will be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, which capital stock or similar equity interest will be quoted or listed for trading on a U.S. national securities exchange or other established automated over-the-counter trading market in the United States after its distribution (a “spin-off”), the applicable conversion rate in effect immediately before the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off will be increased based on the following formula:

CR´	=	CR0	X	FMV + MP0
MP0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off;

CR´	=	the applicable conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off;

FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon satisfaction of sale price condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off; and

MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off.

The adjustment to the applicable conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off; provided that, for purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days following the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spinoffs” to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the relevant conversion date.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the applicable conversion rate will be increased based on the following formula:

CR´	=	CR0	X	SP0
SP0 — C

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR´	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable conversion rate will be decreased, effective as of the date our board of directors determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note will receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we make or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR´	=	CR0	X	FMV + (SP´ X OS´)
OS0 X SP´

where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date;

CR´	=	the applicable conversion rate in effect immediately prior to the open of business on first day following the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date;

FMV	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged as of the expiration date;

OS´	=	the number of shares of our common stock outstanding immediately after the time (the “expiration time”) tender or exchange offer expires (after giving effect to such tender offer or exchange offer);’

OS0	=	the number of shares of our common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and

SP´	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the applicable conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following the expiration date; provided that, for purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days following, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date such tender or exchange offer expires and the relevant conversion date.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction. As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the kind described under clause (5) above;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive, or the reference property, upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes will be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Adjustment to shares due upon conversion upon a make-whole fundamental change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole fundamental change,” as defined below, to, and including, the business day immediately preceding the related fundamental change purchase date (as defined below) or the 35th trading day immediately following the effective date of such make-whole fundamental change (in the case of a make-whole fundamental change that does not constitute a fundamental change by virtue of the proviso in clause (2) of the definition thereof) (such period, the “make-whole fundamental change period”), the applicable conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such make whole fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such make whole fundamental change; provided that we will not be required to give such notice or issue such press release more than 35 scheduled trading days in advance of such anticipated effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change as defined in clause (1) or (2) under the definition of fundamental change as described under “—Fundamental change permits holders to require us to purchase notes” below, after giving effect to any exceptions or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the “effective date” (as defined below) of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

The number of additional shares, if any, by which the conversion rate for the notes will be increased for conversions that occur during the make-whole fundamental change period will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share of common stock. In the case of any other make-whole fundamental change, the stock price will be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the applicable conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock price
Effective date	$35.10	$46.51	$55.00	$65.00	$80.00	$95.00	$110.00	$125.00	$140.00	$160.00	$180.00
June 9, 2014	6.9881	3.6688	2.3946	1.5288	0.8491	0.5084	0.3200	0.2073	0.1356	0.0756	0.0392
June 15, 2015	6.9881	3.4288	2.1145	1.2630	0.6411	0.3573	0.2133	0.1326	0.0836	0.0438	0.0200
June 15, 2016	6.9881	2.9896	1.6568	0.8611	0.3566	0.1707	0.0939	0.0566	0.0351	0.0172	0.0056
June 15, 2017	6.9881	2.2498	0.9481	0.2221	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2018	6.9881	0.1378	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2019	6.9881	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $180.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $35.10 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 28.4900 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Exchange in lieu of conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under “—Conversion rights— Settlement upon conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of a financial institution to which the notes may be submitted for exchange does not require such institution to accept any notes.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to purchase all of your notes or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The fundamental change purchase price we are required to pay will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the fundamental change purchase price will be equal to 100% of the principal amount of the notes subject to purchase). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which all or substantially all of our common stock is converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any such transaction where the holders of more than 50% of our shares of common stock immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event will not be a fundamental change pursuant to this clause (2);

(4) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a transaction described in clause (2) above); or

(5) our common stock (or other common stock, American depositary receipts, ordinary shares or other common equity interests underlying the notes) ceases to be quoted or listed for trading on a U.S. national securities exchange.

In the case of a transaction or event described in clause (1) or clause (2) above, a fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and pursuant to statutory appraisal rights, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock (or other common stock, American depositary receipts, ordinary shares or other common equity interests) that are quoted or listed for trading on a U.S. national securities exchange or that will be so quoted or listed when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible or exchangeable into, such publicly traded securities, excluding cash payments for fractional shares and pursuant to statutory appraisal rights (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•

the date the fundamental change occurred and whether the fundamental change is a make whole fundamental change, in which case the effective date of the make whole fundamental change will also be given;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate made or to be made on account of such fundamental change;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Contemporaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York, publish the information on our website, or through such other public medium as we may use at that time or issue a press release containing the relevant information.

To exercise your fundamental change purchase right, you must deliver, prior to the close of business on the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes, which must be $1,000 or a multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be $1,000 or a multiple thereof.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase on the fundamental change purchase date the notes that have been duly delivered along with a duly completed purchase notice as described above. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date and the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and, subject to the provisions described above, previously accrued and unpaid interest upon delivery or transfer of the notes).

No notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated (other than in connection with a default in the payment of the fundamental change purchase price), and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Risk factors—Risks related to the notes and the offering—Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.”

Furthermore, holders may not be entitled to require us to purchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” in certain circumstances involving a significant change in the composition of our board, unless such change is in connection with a fundamental change or a make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of all or substantially all of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk factors—Risks related to the notes and the offering—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture, which may cause a cross-default under our current or future debt instruments, permitting the holders of the debt outstanding thereunder to accelerate such debt. Our outstanding 2016 notes have, and we may in the future incur other indebtedness with, similar change in control provisions permitting such holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is (1) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or (2) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of Switzerland, the Republic of Ireland or the United Kingdom, and such company (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts, as set forth above under “—Additional amounts”); (ii) we shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture, if any, comply with the indenture; and (iii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

Each of the following is an event of default under the indenture:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required purchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, and that failure continues for a period of 5 calendar days;

(4) our failure to comply with our obligations under “Consolidation, merger and sale of assets;”

(5) our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to purchase notes” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate events,” in each case when due;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our significant subsidiaries in the payment of the principal of, or interest on, any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $40 million (or its foreign currency equivalent) in the aggregate of us and/or any of our significant subsidiaries, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in principal amount of the outstanding notes;

(8) a final judgment for the payment of $40 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance or indemnity) rendered against us or any of our significant subsidiaries that is not discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9) certain events of bankruptcy, insolvency, or reorganization relating to us or any of our significant subsidiaries or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary” (these events being referred to as the “bankruptcy provisions”).

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $10,000,000.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders will, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (1) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (2) our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes (1) at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 days after the occurrence of such an event of default and (2) at a rate equal to 0.50% per annum of the principal amount of the notes outstanding from the 181st day until the 360th day following the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder will have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price or fundamental change purchase price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates will not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof and provided that such event is continuing, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that impairs or adversely affects the conversion rights of any notes;

(5) reduce the redemption price or the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in a currency other than that stated in the note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal of, and interest on, such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) change the provisions described under ‘‘—Additional amounts’’ above; or

(10) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture or the notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation as described above under the heading “—Consolidation, merger and sale of assets;”

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any other change that does not adversely affect the rights of any holder;

(7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8) appoint a successor trustee with respect to the notes;

(9) in connection with any transaction described under “Conversion rights—Recapitalizations, reclassifications and changes of our common stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “Conversion rights—Settlement upon conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(10) increase the conversion rate as provided in the indenture;

(11) provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

(12) conform the provisions of the indenture to the “Description of notes” section in the preliminary prospectus, as supplemented by the related pricing term sheet, as set forth in an officers’ certificate.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any redemption date, any fundamental change purchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR; provided that the trustee will have no obligation to determine whether any such filing has occurred. Delivery of the reports and documents described in the preceding sentence to the trustee is for informational purposes only, and the trustee’s receipt of any such document will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants contained in the indenture (as to which the trustee is entitled to conclusively rely on an officers’ certificate).

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent, conversion agent and bid solicitation agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, or the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or the DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not and the underwriter is not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of capital stock

The following description of our common stock and preferred stock summarizes the material terms and provisions of our common stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Eighth Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our Eighth Amended and Restated Certificate of Incorporation as our certificate of incorporation, and we refer to our Amended and Restated By-Laws as our by-laws. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized capital stock

Our authorized capital stock consists of 100,000,000 shares of our common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of March 31, 2014, we had 55,261,626 shares of common stock outstanding and no shares of preferred stock outstanding.

Common stock

Voting

Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. Holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment.

Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We have never declared or paid cash dividends on our capital stock. We do not intend to pay cash dividends in the foreseeable future.

Liquidation and dissolution

Upon our liquidation or dissolution, the holders of our common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at the time.

Our rights and restrictions

Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer the stockholder’s shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “PODD.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, of which 40,000 are authorized for issuance of Series A Junior Participating Cumulative Preferred Stock, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and has the authority to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Certain anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by:

•	persons who are directors and also officers, and
•	employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Staggered board of directors

Our certificate of incorporation and by-laws provide that our board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Stockholder action; special meeting of stockholders

Our certificate of incorporation provides that our stockholders may not take any action by written consent, but only may take action at duly called annual or special meetings of stockholders. Our by-laws further provide that special meetings of our stockholders may be only called by our board of directors with a majority vote of our board of directors.

Stockholder rights plan; series A junior participating cumulative preferred stock

On November 14, 2008, our board of directors adopted a Stockholder Rights Plan, pursuant to which all stockholders of record as of the close of business on November 15, 2008 received rights to purchase shares of a newly-created series of preferred stock. Each right entitles the registered holder to purchase from us one ten-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company at an exercise price of $35.00 per right, subject to adjustment. Initially each right is attached to and trades with our common stock and is not currently exercisable. Each right will separate and become exercisable upon the earlier of (1) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock (which includes for this purpose stock subject to a derivative transaction or an acquired derivative security), other than as a result of repurchases of stock by us or certain inadvertent actions by a shareholder or (2) the close of business on the tenth business day (or such later day as our board of directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of our common stock.

If a person or group acquires 15% or more of our outstanding common stock, all right holders, except such person or group, will be entitled to acquire our common stock at a discount. In the event that we (i) consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation, (ii) any person consolidates with us, or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) 50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

Until a right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units, other securities of ours, other consideration or for common stock of an acquiring company.

Our board of directors may terminate the Stockholder Rights Plan at any time, amend the Stockholder Rights Plan without the approval of any holders of the rights or redeem the rights prior to the time a person or group acquires 15% or more of our common stock. The rights are protected by customary anti-dilution provisions and will expire on November 15, 2018. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

Advance notice requirements for stockholder proposals and director nominations

Our by-laws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the first annual meeting of stockholders after the closing of our initial public offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our by-laws will also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions, employee benefit plans and stockholder rights plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our certificate of incorporation provides that a director on our board of directors may be removed from office only with cause and only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors.

Material U.S. federal income tax considerations

The following discussion is a summary of the material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the ‘‘Code’’), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect and to differing interpretations, all of which could result in U.S. federal income tax consequences different from those described below. No rulings from the Internal Revenue Service (‘‘IRS’’) have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or the ownership or disposition of shares of our common stock or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to a beneficial owner subject to special treatment under the U.S. federal income tax laws, including:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated or conversion transaction or a straddle or a person deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	a trader in securities that has elected the mark-to-market method of accounting for securities;

•	an entity that is treated as a partnership for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

In addition, this summary is limited to persons who purchase the notes for cash at original issue and at their ‘‘issue price’’ (the first price at which a substantial amount of the notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or a share of common stock received upon conversion of the note that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock received upon conversion of the notes that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in any case is not subject to United States federal income tax on a net-income basis on income or gain from a note or share of common stock.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes or shares of common stock should consult its own tax advisors.

Prospective investors considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal tax consequences to them of the ownership of the notes or shares of common stock in light of their specific situations, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

U.S. holders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. holder.

Payment of interest

Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount. If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required, regardless of such U.S. holder’s method of accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Additional interest

As described under the heading ‘‘Description of the notes—Events of default,’’ we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes are not contingent payment debt instruments because of the anticipated remote possibility of such additional payments. Assuming such position is respected, any additional interest paid to a U.S. holder would be taxable as additional ordinary income when received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a position contrary to our position, which could materially and adversely affect the timing and character of income with respect to the notes.

Sale, exchange, redemption, or other taxable disposition of notes, including a conversion of the notes for cash

Except as provided below under “—Conversion of notes into common stock” and “—Conversion of notes into a combination of cash and common stock,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note, including a conversion of the notes for cash, equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be its cost for that note. Any such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of notes into common stock

A U.S. holder who receives solely stock and cash in lieu of a fractional share of common stock upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share of common stock and except to the extent of the fair market value of common stock received with respect to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder.

A U.S. holder’s tax basis in the shares of common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to a fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

Conversion of notes into a combination of cash and common stock

If a combination of cash and common stock is received in exchange for a U.S. holder’s notes upon conversion, we intend to treat such conversion as a recapitalization on any applicable tax returns. In this case, gain, but not loss, will be recognized in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) over the U.S. holder’s adjusted tax basis in the note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

The tax basis in the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which the U.S. holder held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the notes into cash and common stock are possible. For example, the conversion of a note into cash and common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note.

U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion, including any alternative treatments.

If a U.S. holder surrenders notes for conversion and such notes are exchanged with an entity other than us, the U.S. holder will be required to recognize gain or loss as described above under “—Sale, exchange, redemption or other taxable disposition of notes, including a conversion of the notes for cash.” In such case, the U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the U.S. holder’s holding period in the shares of common stock received will begin the day after the date of the exchange.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the beneficial owners of the notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, upon the payments of cash dividends to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may be deemed to have received a distribution even though a U.S. holder has not received any cash or property as a result of such adjustments. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. holder’s proportionate interest could be treated as a deemed taxable dividend. Any deemed distributions would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Common stock

Dividends.    Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, for individual U.S. holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. holders, dividends received may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale, Exchange or Other Taxable Disposition of Common Stock.    Upon the sale, exchange or other taxable disposition of our common stock (including certain redemptions), a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limitations under the Code.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of our common stock and to the proceeds of a sale of a note or shares of our common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Unearned Income Medicare Contribution Tax

Certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, interest, dividends and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of notes and our common stock.

Non-U.S. holders

The following is a summary of certain U.S. federal income tax considerations applicable to a non-U.S. holder (as defined above) of notes or shares of common stock.

Payments of interest

The gross amount of payments to a non-U.S. holder of interest that does not qualify for the portfolio interest exemption and that is not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment of such non-U.S. holder in the United States) will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. The 30% United States federal withholding tax will not apply to any payment to a non-U.S. holder of interest on a note under the ‘‘portfolio interest exemption’’ provided the non-U.S. holder:

•	does not actually (or constructively) own 10% or more of the total combined voting power of all our stock entitled to vote;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•

either (1) provides the non-U.S. holder’s name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), and certifies under penalties of perjury that it is not a United States person or (2) owns through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, which certifies under penalties of perjury, that such a form has been received from the non-U.S. holder by it or by a financial institution between it and the non-U.S. holder.

If a non-U.S. holder is engaged in a trade or business in the United States and interest paid on the note constitutes income that is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of that non-U.S. holder) (“U.S. Trade or Business Income”), such interest will be taxed on a net basis at regular graduated U.S. income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. Trade or Business Income may also be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

To claim the benefit of a tax treaty exemption from or reduction in withholding, or to claim exemption from withholding because the income is U.S. Trade or Business Income, a non-U.S. holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or such successor forms as the IRS designates), as applicable. The non-U.S. holder must provide the form to its withholding agent. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Dividends and constructive dividends

Any dividends paid to a non-U.S. holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes including, without limitation, for cash dividends paid to holders of our common stock, see “—U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Because any constructive dividend a non-U.S. holder is deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, interest payments, cash or shares of our common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to the non-U.S. holder. Dividends and constructive dividends that constitute U.S. Trade or Business Income are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for U.S. Trade or Business Income to be exempt from withholding. Any such U.S. Trade or Business Income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. Non-U.S. holders eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption, conversion or other disposition of notes or shares of common stock

Any gain recognized on the sale, exchange, redemption or other taxable disposition of a note or share of our common stock as well as upon the conversion of a note into cash or into a combination of cash and stock generally will not be subject to U.S. federal income tax unless:

•	such gain is U.S. Trade or Business Income;

•

in the case of any gain realized by an individual non-U.S. holder, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption, conversion or other disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of such sale, exchange, redemption, conversion or other disposition.

An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S.-source capital losses, even though such non-U.S. holder is not considered a resident of the United States. A corporate non-U.S. holder that falls under the first bullet point above will be subject to tax on any net gain in the same manner as if such non-U.S. holder was a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of such non-U.S. holder’s U.S. Trade or Business Income or at such lower rate as may be specified by an applicable income tax treaty.

Any stock that a non-U.S. holder receives on the sale, exchange, redemption, conversion or other disposition of a note that is attributable to accrued interest will not give rise to gain, as described above, but will instead be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of interest.”

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding

The amount of interest and dividends paid (including dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to the non-U.S. holder and the IRS. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides, under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends, provided that the withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a United States person, as defined under the Code, and has received the statement described above in the third bullet point under “—Payments of interest.” In addition, information returns will not be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes or the shares of our common stock unless paid within the United States or through certain U.S.-related payors.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Accounts

Legislation known as the Foreign Account Tax Compliance Act (‘‘FATCA’’) and guidance issued thereunder imposes a 30% withholding tax on certain types of payments made to ‘‘foreign financial institutions’’ and certain other non-U.S. entities (including financial intermediaries). These payments include U.S.-source interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to certain non-financial foreign entities unless certain certification, information reporting and other specified requirements are met or an exemption applies. Under transition rules, any obligation to withhold under the legislation will not begin, with respect to payments of interest on the notes and payments of dividends on the common stock, until July 1, 2014 and, with respect to the gross proceeds of a sale or other disposition of the notes or common stock, until January 1, 2017. Additionally, this legislation does not apply to ‘‘grandfathered obligations’’ that are outstanding on July 1, 2014. We anticipate that the notes will qualify as ‘‘grandfathered obligations’’ so long as there is not a material modification of the notes on or after July 1, 2014 that would cause the notes to be treated as reissued. This exemption does not apply to shares of our common stock. Prospective investors should consult their tax advisors regarding FATCA.

Underwriting

We will enter into an underwriting agreement with J.P. Morgan Securities LLC. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to J.P. Morgan Securities LLC, and J.P. Morgan Securities LLC has agreed to purchase from us, $175,000,000 principal amount of notes.

The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased. The obligations of the underwriter under the underwriting agreement are subject to the satisfaction of certain conditions.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriter in connection with this offering, assuming both no exercise and full exercise of the underwriter’s over-allotment option described below.

Paid by us

	No exercise	Full exercise
Per note	$30	$30
Total	$5,250,000	$6,037,500

J. Wood Capital Advisors LLC and Perella Weinberg Partners LP are acting as our financial advisors for this transaction, for which we will pay them approximately $1.8 million in respect of their fees (or approximately $2.1 million if the underwriter exercises its over-allotment option in full).

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above, and excluding the fees of our financial advisors) will be approximately $496,000. The underwriter has agreed to reimburse us approximately $1.8 million in respect of our out-of-pocket expenses in connection with the offering (or approximately $2.1 million if the underwriter exercises its over-allotment option in full).

A prospectus in electronic format may be made available on the web sites maintained by the underwriter. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that may make Internet distributions on the same basis as other allocations.

Over-allotment option

We have granted the underwriter the right to purchase, exercisable within a 30-day period, up to an additional $26,250,000 principal amount of notes, solely to cover over-allotments. If any additional notes are purchased with this over-allotment option, the underwriter will offer such additional notes on the same terms as those on which the notes are being offered.

New issue of notes

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so. The underwriter may discontinue any market-making in the notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sale of similar securities

We have agreed that, for a period of 90 days after the date of this prospectus, we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, other than (A) any notes to be issued, offered and sold hereunder and any shares of our common stock issuable upon the conversion of such notes, (B) any shares of our common stock issued upon the exercise of options granted under employee stock option plans or pursuant to our employee stock purchase plan, in each case as existing on the date of this prospectus, (C) any employee stock options or restricted stock units or performance share units issued pursuant to our equity incentive plans existing at the date of this prospectus, (D) the shares of our common stock issued upon conversion or exchange of our 2016 notes pursuant to the terms of the indenture governing such notes as in effect on the date of this prospectus, and (E) the filing and effectiveness under the Securities Act of any registration statement on Form S-8 relating to our equity incentive plans in effect on the date of this prospectus and that are publicly disclosed.

In addition, our directors and executive officers, with the exception of our director Mr. Charles Liamos have entered into lock up agreements with the underwriter pursuant to which they have agreed that, without the prior written consent of J.P. Morgan Securities LLC, they will not, during the period ending 90 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities of ours which may be deemed to be beneficially owned by the directors and executive officers in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities of ours, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities of ours, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, our directors and executive officers may transfer their shares of our common stock or securities convertible into or exchangeable for our common stock (1) pursuant to a Trading Plan under Rule 10b5-1 of the Exchange Act (a “10b5-1 Trading Plan”) of the director or executive officer in effect on the date of this prospectus, (2) as a bona fide gift or gifts or by will or intestacy, (3) to any trust for the direct or indirect benefit of the director or executive officer or an immediate family or (4) pursuant to domestic relations orders or in connection with a divorce settlement; provided that in the case of our transfer pursuant to clauses (2)-(4), the donee or transferee will be subject to the restrictions set forth above.

In addition, notwithstanding the foregoing, the director or executive officer may enter into a new 10b5-1 Trading Plan so long as (a) the director or executive officer will not, during the period ending 90 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities of ours which may be deemed to be beneficially owned by the director or executive officer in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities of ours, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities of ours, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock and (b) no filing or other public announcement by any party (donor, donee, transferor, transferee, pledgor or pledgee) under the Exchange Act shall be required or shall be voluntarily made in connection with such entry into a new 10b5-1 Trading Plan. For the avoidance of doubt, any change to a 10b5-1 Trading Plan in effect on the date of this prospectus solely to replace the plan administrator (with no changes to the termination date of the plan, the number of shares of our common stock that may be transferred or the prices at which any such shares of common stock may be transferred under such plan) will not be deemed an entry into a new 10b5-1 Trading Plan for purposes of this paragraph, and any shares of common stock may be transferred pursuant to the preceding paragraph in accordance with the terms of such 10b5-1 Trading Plan.

Notwithstanding the foregoing, nothing in the lock up agreements with our directors and executive officers will prohibit (i) any exercise (including a cashless exercise) of options or warrants to purchase our common stock or securities convertible into or exchangeable for our common stock or the conversion or exchange of any equity security held by any such director or officer into our common stock; provided that any shares of our common stock received upon such exercise, conversion or exchange will be subject to the restrictions described above, (ii) any transaction with respect to shares of our common stock acquired in market transactions after completion of this offering or (iii) forfeitures of shares of our common stock to us solely to satisfy tax withholding requirements in connection with the vesting of restricted stock units of such director or officer that vest during the 90-day period referred to above.

Price stabilization and short positions; repurchase of common stock

In connection with the offering of the notes, the underwriter may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These acquisitions could have the effect of raising or maintaining the market price of our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock. See “Use of proceeds.”

Foreign jurisdictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

With respect to offers and sales of our securities that are the subject of this prospectus:

•

offers or sales of any of such securities to persons in the United Kingdom are prohibited in circumstances which have resulted in or will result in such securities being or becoming the subject of an offer of transferable securities to the public as defined in Section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA

•	all applicable provisions of the FSMA must be complied with, with respect to anything done in relation to such securities in, from or otherwise involving the United Kingdom; and

•

any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received in connection with the issue or sale of such securities shall only be communicated, or be caused to be communicated, in circumstances in which

Section 21(1) of the FSMA does not apply to us.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of our securities which are the subject of this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/ EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Other relationships

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters relating to the notes offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell LLP, Menlo Park, California.

Experts

The consolidated financial statements of Insulet Corporation appearing in Insulet Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedule appearing therein), and the effectiveness of Insulet Corporation’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of documents by reference

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or certain exhibits furnished pursuant to Item 9.01 of Form 8-K), until we have sold all of the notes to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference herein is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus, or (2) any other subsequently filed document that is incorporated by reference in this prospectus, modifies or supersedes such statement.

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which was filed with the SEC on May 7, 2014;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 28, 2014;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 3, 2014;

•	Current Reports on Form 8-K (other than information furnished and not filed), which were filed with the SEC on January 21, 2014 and May 16, 2014;

•	The description of our common stock contained in the Registration Statement on Form 8-A, which was filed on May 11, 2007, and all amendments and reports updating such description; and

•

The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A, which was filed on November 20, 2008, and amended registration statement on Form 8-A/A, which was filed on September 28, 2009, and all amendments and reports filed for the purpose of updating such description.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, but are not delivered with this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Insulet Corporation

9 Oak Park Drive

Bedford, Massachusetts 01730

Attn: Secretary

(781) 457-5000

No one is authorized to give information other than that contained in or incorporated by reference into this prospectus and any issue free writing prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Where you can find more information

We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy the materials we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s Internet site at http://www.sec.gov.

Our website is www.insulet.com. We make our annual reports, quarterly reports, current reports, and proxy statements available free of charge on our website as soon as reasonably practicable as we file these reports with the SEC. Information contained on, or accessible through, our website is not incorporated herein or a part of this prospectus, expect as explicitly incorporated by reference in “Incorporation of documents by reference.”

$175,000,000

2.00% Convertible Notes due 2019

Prospectus

Sole book-running manager

J.P. Morgan

Financial Advisors to Insulet Corporation

J. Wood Capital Advisors	Perella Weinberg Partners

June 4, 2014